Exhibit 2.1

AMENDMENT NO. 2

to

ASSET PURCHASE AGREEMENT

This Amendment No. 2 to Asset Purchase Agreement (this “Amendment”) is made and entered into this 28th day of June 2019 by and among BROOKS AUTOMATION, INC., a Delaware corporation (“Seller”), EDWARDS VACUUM LLC, a Delaware limited liability company (“Purchaser”), and ATLAS COPCO AB, a company incorporated under the laws of Sweden (“Guarantor”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Purchase Agreement (as defined below).

WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement, dated as of August 27, 2018, as amended February 12, 2019, by and among Seller, Purchaser and, solely for the purposes of Section 6.9, Guarantor (such agreement, including all Schedules and Exhibits thereto, the “Purchase Agreement”).

WHEREAS, the parties wish to amend the Purchase Agreement, in accordance with Section 12.10 of the Purchase Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound, the parties agree as follows:

1.         Amendment to the Purchase Agreement.

(a)        All references in the Purchase Agreement to 11:59 p.m. on the Closing Date are hereby amended to refer instead to 12:01 a.m. on the Closing Date.

(b)        Section 1.1 of the Purchase Agreement is hereby amended to insert the following new defined terms in such section in alphabetical order:

“‘Assumed A/P’  shall have the meaning set forth in Section 2.8(a)(iii).”

(c)        Section 1.1 of the Purchase Agreement is hereby amended by amending and restating the definitions of “Bill of Sale and Assignment and Assumption Agreement,”  “Net Working Capital,” and “Transferred Employee Liabilities” in their entirety as follows:

‘“Bill of Sale and Assignment and Assumption Agreement’ means an assignment and assumption agreement substantially in the form of Exhibit G, and, with respect to Transfers in jurisdictions outside of the United States of America, in such other forms as the Parties may agree are appropriate based on local requirements and customs.”

‘“Net Working Capital’ means accounts receivable, plus net inventory (in each case, to the extent included in the Acquired Assets), minus deferred revenue, accrued warranties, and an amount equal to the greater of the Assumed A/P and $8,000,000, in each case determined in accordance with the Accounting Principles, minus any Excluded

Exhibit 2.1

Liabilities that Purchaser and Seller have agreed to have Purchaser pay on behalf of the Seller.”

‘“Transferred Employee Liabilities’ shall mean any and all potential or actual Employment Costs, other than retirement and pension Liabilities, or any benefits under any Seller Benefit Plans, relating to each Transferred Employee (or any eligible dependent or beneficiary of a Transferred Employee) that first become due or payable, or arise as a result of an event or events that first occurred, after 12:01 a.m. on the Closing Date, only to the extent such Liabilities accrue or relate to periods after the Closing Date.”

(d)        The sixth (6th) sentence of Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The symbol ‘$’ shall mean lawful money of the United States of America, provided, however, that such symbol when used herein in reference to a Contract that is denominated in any other currency shall be deemed to mean the United States dollar equivalent of such other currency determined by reference to an internationally recognized exchange rate as of three (3) Business Days prior to the Closing; provided, further, that to the extent any Transaction Agreement references a currency other than United States dollars, the amount of such currency shall be calculated as a United States dollar equivalent based on the same conversion mechanism.”

(e)        Section 2.7 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.7      Payment of Cash Consideration Adjustment. Promptly, and in any event no later than the fifth (5th) Business Day after final determination of the Net Working Capital in accordance with Section 2.6: (a) if the Closing Date Net Working Capital exceeds the estimated Net Working Capital set forth in the Closing Certificate, then Purchaser will pay such excess amount to Seller by wire transfer of immediately available funds; and (b) if Closing Date Net Working Capital is less than the estimated Net Working Capital set forth in the Closing Certificate, then Seller will pay to Purchaser an amount equal to such shortfall by wire transfer of immediately available funds.”

(f)         Section 2.8 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a)      Subject to the terms of this Agreement, including this Section 2.8, on the Closing Date, Seller shall, or shall cause the Selling Subsidiaries to, Transfer to Purchaser, and Purchaser shall assume and agree to fully perform and discharge when due, in accordance with the terms thereof, the following Liabilities but, except with respect to clauses (ii), (iii) and (iv) below, only to the extent arising out of or relating to the ownership and operation of the Crimson Business or the Acquired Assets after the Closing Date (the “Assumed Liabilities”):

(i)         any executory obligations under Acquired Contracts or Acquired Permits;

Exhibit 2.1

(ii)        any Transferred Employee Liabilities;

(iii)       all accounts payable constituting obligations to make payments in respect of goods or services to the extent such goods are received by, or such services are rendered to, the Crimson Business prior to the Closing Date (the “Assumed A/P”);

(iv)       the Post-Closing Crimson A/P;

(v)        50% of any Transfer Taxes;

(vi)       any executory obligations under the Assigned Lease;

(vii)      Seller’s obligations under the Guarantee (as defined in Schedule 6.20), only to the extent such obligations accrue from, or relate to, a default of the underlying obligations which are the subject of the Guarantee, that first occur after the Closing Date, until such time as Seller’s obligations under the Guarantee have been released; and

(viii)     Except as otherwise expressly provided in this Section 2.8(a), any Liabilities arising after the Closing Date from, related to or in connection with any Acquired Asset (or the ownership or operation thereof) or the operation of the Crimson Business;

provided,  however, that in the case of clauses (i) through (iv), and (vi) through (viii) above, no such Liability will be assumed by Purchaser to the extent such Liability arises as a result of any breach of Contract or violation of law (including, without limitation, any Environmental, Health and Safety Law) by any Selling Company or any of the applicable Affiliates of a Selling Company, or any other Person, on or prior to the Closing Date.  After the Closing Date, the Selling Companies shall not remain liable for any Assumed Liabilities.

(b)        Unless Purchaser expressly assumes a Liability of a Selling Company or one or more of its Affiliates, including by operation of this Agreement or any Transaction Agreement, all such Liabilities shall be “Excluded Liabilities,” and Purchaser shall not assume and shall not be responsible to pay, perform, satisfy or discharge Excluded Liabilities.  Without limiting the generality of the foregoing, the “Excluded Liabilities” shall include, but not be limited to, the following:

(i)         All accounts payable constituting obligations to make payments in respect of goods or services to the extent such goods are received by, or such services are rendered to, any division of Seller other than the Crimson Business at any time (“Excluded A/P”);

(ii)        Excluded Taxes;

(iii)       all Employment Costs, pension, retirement and severance obligations for the Covered Employees on or prior to the Closing Date, including, without limitation, Liabilities associated with the items set forth on Schedule 2.8;

Exhibit 2.1

(iv)       all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from (A) any failure to pay any compensation or provide any benefit to an employee on or prior to the Closing, or (B) any claim of co-employment, joint employment or secondary employer liability with respect to the Maquiladora Employees;

(v)        all Liabilities of each Selling Company and its Affiliates to the extent relating to or arising out of any Excluded Assets or their businesses, other than the Crimson Business;

(vi)       all Liabilities of each Selling Company and its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and other Representatives;

(vii)      all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from the discharge of any Hazardous Substance, presence of a Hazardous Substance in, on or under any real property owned or leased by any Selling Company or any of their respective Affiliates, or breach of any Environmental, Health and Safety Law on or prior to the Closing Date;

(viii)     all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from any violation of law on or prior to the Closing Date;

(ix)       all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from any tort or breach of contract (other than breach of warranty to the extent of “repair or replace” warranty obligations) on or prior to the Closing Date;

(x)        all Liabilities and obligations of any Selling Company or any of the applicable Affiliates of a Selling Company in connection with any Legal Proceeding arising out of, relating to or otherwise in respect of the operation of the Crimson Business or the Acquired Assets on or prior to the Closing;

(xi)       Withdrawal Liability incurred on, prior to or as a result of the Closing and the transactions contemplated herein to occur simultaneously therewith;

(xii)      all Liabilities of any Selling Company or any of the applicable Affiliates of a Selling Company arising from any indebtedness; and

(xiii)     all Liabilities arising as a result of the alleged involvement of asbestos or lead in any products (including components or parts thereof) that each Selling Company or any of their Affiliates, or any of their predecessors in-interest for which a Selling Company or its Affiliate has successor Liability under applicable Governmental Rules, marketed, manufactured, offered for sale, sold, assembled, supplied, refurbished, used, distributed, or otherwise provided.

Exhibit 2.1

Seller shall, and shall cause each Selling Subsidiary to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.”

(g)        The following sentence is hereby added to the end of Section 3.1(b) as follows:

“Notwithstanding the reference to “U.S. dollars” in the previous sentence, Purchaser and its assignees may use one or more other currencies to satisfy its payment obligations in the previous sentence as the Parties may mutually agree.”

(h)        The following sentence is hereby added at the end of Section 4.16 as follows:

“The Joint Venture has not declared a dividend after August 27, 2018 that has been paid prior to July 1, 2019, other than the annual dividends payable with respect to the Joint Venture’s fiscal year ended June 30, 2018.”

(i)         A new Section 6.2(f) is hereby added as follows:

“(f)       Purchaser will notify customers of the Crimson Business that ownership of the Crimson Business will transition to Purchaser effective July 1, 2019.  Such notice will include specifics on how open orders will be handled.  Specifically, the customer will be directed either to resubmit its order to Purchaser or the customer will receive an updated sales order acknowledgement from Purchaser.  All transactions will be processed in accordance with Schedule 6.2(f) hereto.  With respect to any customers notifying Seller or Purchaser of their inability to process current and prospective orders to Purchaser on July 1, 2019, such orders will be processed and/or received in accordance with the processes and procedures set forth on Schedule 6.2(f) and Seller and Purchaser will cooperate with each other to transition such customers in the manner and on the terms set forth on Schedule 6.2(f) hereto.”

(j)         A new Section 6.5(c) is hereby added as follows:

“(c)      During the five (5) year period commencing with the Closing Date, Seller shall, or shall cause its Affiliates to, at Seller’s expense, provide Purchaser or its Affiliate(s) (or, as applicable, such other persons reasonably identified by Purchaser or any of its Affiliates) with, as applicable, sufficient fluorinated greenhouse gases “authorisation to use quota” (“F-Gas Authorisation to Use Quota”) and “quota” (“F-Gas Quota”, with F-Gas Quota and F-Gas Authorisation to Use Quota being, collectively, “F-Gas Allowances”) each as contemplated by Regulation (EU) No. 517/2014 (the “F-Gas Regulation”) to enable Purchaser and its Affiliates to (i) import into the European Union (and, as applicable, the United Kingdom should the United Kingdom cease to be a member state of the European Union) (A) Polycold products included within the Crimson Business that are pre-charged with fluorinated greenhouse gases regulated under the F-Gas Regulation, and (B) fluorinated greenhouse gases regulated under the F-Gas Regulation for use in connection with services provided by the Crimson Business, and (ii) otherwise operate the Polycold business included within the Crimson Business (but with the

Exhibit 2.1

obligation on the Seller and its Affiliates to provide F-Gas Authorisation to Use Quota (but not F-Gas Quota) being limited to, in aggregate, the amount of the same which relates to thirty thousand metric tonnes of fluorinated greenhouse gases) in accordance with all applicable Governmental Rules; provided that in both cases (A) Purchaser shall be responsible for the utilization of such assets and rights in accordance with all applicable Governmental Rules, (B) in the event the United Kingdom develops regulations that become part of the Governmental Rules applicable to such assets and rights, Seller’s obligations with respect to such newly developed regulations shall be limited to using commercially reasonable efforts to provide Purchaser or its designated Affiliate(s) with sufficient F-Gas Allowances; (C) Purchaser understands and agrees that any F-Gas Allowances shall be deemed to be an Acquired Permit, such that from and after the Closing Date, Purchaser and its Affiliates shall duly and faithfully perform (subject always to the provision of  F-Gas Allowances  by Seller pursuant to this Section 6.5(c) being in all respects at Seller's expense) all of the Assumed Liabilities arising out of or relating to any F-Gas Allowances provided to Purchaser or its Affiliates on a timely basis and in accordance with the F-Gas Regulation and other applicable Government Rules, and Purchaser and its Affiliates agree that Seller and its Affiliates shall have no Liability for any failure of Purchaser and its Affiliates to pay and/or perform such Assumed Liabilities (except as a result of any failure by Seller or any of its Affiliates to comply with its obligations under this Section 6.5(c)) in accordance with the F-Gas Regulation and other applicable Government Rules; and (D) Purchaser and Seller will cooperate in good faith to undertake such actions, including the execution and delivery of such documents and the provision of relevant information to applicable registries, as may be reasonably required to further effect the provisions of this Section 6.5(c) and to address any implications of the United Kingdom ceasing to be a member state of the European Union.”

(k)        Section 6.8 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“6.8      Accounts Receivable and Accounts Payable. The Parties recognize that the proceeds of certain Excluded A/R may be paid to Purchaser or an Affiliate or Subsidiary thereof, the proceeds of certain Acquired A/R may be paid to Seller or a Subsidiary thereof, certain Excluded A/P may be billed to and paid by Purchaser or a Subsidiary thereof and certain Assumed A/P and Post-Closing Crimson A/P may be billed to and paid by Seller or a Subsidiary thereof. Purchaser and Seller agree to cooperate and to cause their respective Subsidiaries, and in the case of Purchaser, its Affiliates, to cooperate in identifying and reporting to each other each of the foregoing occurrences during the 90-day period following the Closing (and for additional periods thereafter as may be reasonably requested by either Party) and to take such actions as are necessary to ensure that (a) the benefits relating to Excluded A/R are received by Seller or a Subsidiary thereof, (b) the benefits of Acquired A/R are received by Purchaser or a Subsidiary thereof, (c) the Liability represented by any Excluded A/P is borne by the Seller or a Subsidiary thereof and (d) the Liability represented by any Assumed A/P or Post-Closing Crimson A/P is borne by Purchaser or an Affiliate or Subsidiary thereof. Notwithstanding the foregoing, nothing in the Section shall abrogate a Party’s indemnification rights pursuant to Article XI.”

Exhibit 2.1

(l)         Section 6.16 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“6.16  Environmental Remediation Matters.  Seller will cause the environmental remediation tasks set forth on Schedule 6.16 to be completed.”

(m)       The first sentence of Section 6.19 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“6.19    R&W Policy Extension Requirements.  On the Closing Date, Seller and Purchaser shall each pay to the broker under the R&W Policy 50% of the supplemental premium required to extend the commitment of the insurers under the R&W Policy through the Closing Date.”

(n)        A new Section 7.1(h) is hereby added as follows:

“(h)  Notwithstanding anything herein to the contrary (including any provisions of this Section 7.1), by July 31, 2019 Seller shall pay each Transferred Employee, or cause such Transferred Employee to be paid, by one or more of Seller’s Affiliates (in each case, in such manner, as Seller deems appropriate, and in accordance with applicable Governmental Rules) all compensation and benefits earned by, or accrued in favor of such Transferred Employee as a result of such Transferred Employee’s employment by Seller or one or more of its Affiliates up to the Closing Date, including, without limitation, accrued salary, any stay bonus or similar payment, unused paid time off, defined benefit accruals with respect to the defined benefit plans benefitting employees in Japan and Taiwan; provided, that, any variable or merit bonus compensation accrued in favor of such Transferred Employee as of the Closing Date shall be paid or caused to be paid by Seller to such Transferred Employee on or before November 30, 2019.”

(o)        Section 7.4(b) is hereby amended and restated in its entirety as follows:

“(b)      Non-Competition. During the Restricted Period, without the prior written consent of Purchaser, Seller shall not, and shall not permit any Selling Subsidiary or any of their respective Affiliates to, directly or indirectly, engage in or assist others in engaging in any business that competes with the Crimson Business as conducted by Seller before the Closing Date in any territory in which the Seller conducted the Crimson Business before the Closing Date (the “Territory”). Notwithstanding the foregoing, (i) Seller may own, directly or indirectly, solely as an investment, shareholdings acquired or held which do not grant, directly or indirectly, management functions or any material influence in the competing company; and (ii) Seller may purchase, use and resale the “Supplier Goods” acquired pursuant to the Polycold Supply Agreement; provided, such use and resale is restricted to (A) Seller’s life-science business and sold only to life science customers in conjunction with Seller’s other life-science products sold to such customers and (B) Seller’s semiconductor automation business as a component in Seller’s vacuum cluster tool products and sold only to original equipment manufacturers.”

Exhibit 2.1

(p)        Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Amendment.

(q)        Schedule 6.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule 6.16 to this Amendment.

(p)        Section 12.4(b) is hereby deleted and replaced with the following:

“  if to Purchaser, to:

Edwards Vacuum LLC

Global Technology Centre

Innovation Drive, Burgess Hill

West Sussex

RH15 9TW

United Kingdom

Attention:          Mike Percy, Vice President-Business Development

Facsimile:+ 44-1444 253 001

with a copy (which shall not constitute notice) to:

Atlas Copco North America LLC
6 Century Drive, Suite 310
Parsippany, NJ 07054
Attention:        General Counsel
Facsimile:          973-397-3414.”

2.         Miscellaneous

(a)        Continuing Effect.  Nothing in this Amendment shall constitute or be deemed to constitute an amendment of any provision of, or a waiver of the rights of any party under, the Purchase Agreement except as expressly set out in this Amendment.  Except as specifically amended by this Amendment, all provisions of the Purchase Agreement shall remain in full force and effect.  Upon the execution hereof, this Amendment and the Purchase Agreement shall constitute one agreement.  The term “Agreement” as used in the Purchase Agreement shall mean the Purchase Agreement as amended by this Amendment.

(b)        Miscellaneous Provisions.  Article XII of the Purchase Agreement is incorporated by reference mutatis mutandis.

(c)        Effectiveness.  Upon the execution and delivery of this Amendment by each of the parties named on this signature pages hereof, this Amendment shall be deemed to be in full force and effect, and the terms and conditions herein shall be legally binding on each party hereto.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized signatories as of the date and year first above written.

BROOKS AUTOMATION, INC.

By:      /s/ Stephen S. Schwartz

Name: Stephen S. Schwartz

Title:   President & Chief Executive Officer

EDWARDS VACUUM LLC

By: /s/ Scott Balaguer

     Scott Balaguer, Vice President and General Manager,

     Semiconductor Division North America

ATLAS COPCO AB

(only with respect to Section 6.9 of the Purchase Agreement),

By: /s/ Mats Rahmstöm

      Mats Rahmstöm, Chief Executive Officer

By: /s/ Eva Klasen

      Eva Klasen,Vice President, General Counsel EMEA